Exhibit 10.1

RELEASE OF CLAIMS AGREEMENT

This Release of Claims Agreement (“Agreement”) is entered by and between Alfredo Carrasco, his marital community, heirs, and assigns (hereinafter “Employee”), and Cooltech Holding Corp., its affiliates (including, without limitation, its parent and all of its subsidiaries), its successors and assigns (hereinafter the “Company”).  Mr. Carrasco and the Company are sometimes collectively referred to as the “Parties.”

WHEREAS, Employee and the Company signed the Offer Letter Agreement (hereinafter, the “Employment Agreement”) effective January 1, 2018;

WHEREAS, the Parties have reached certain agreements to amicably settle certain outstanding employment, financial and legal issues which may exist to date, arising from or relating to the Employment Agreement, and believe it is in their mutual interest to memorialize those agreements in writing in this Agreement;

WHEREAS, the Company will provide Employee certain benefits in consideration of Employee signing this Agreement; and

NOW, THEREFORE, in consideration of the benefits, mutual promises, and other good and valuable consideration set forth herein, the sufficiency of which the parties expressly acknowledge, Employee and the Company agree as follows:

1.	The Company agrees to provide Mr. Carrasco the following consideration after he executes this Agreement and all required clearances are obtained from Nasdaq:
(a)	The Company will pay Mr. Carrasco a net amount of $81,954.18;
(b)

The Company will provide an additional consideration in the amount of $219,545.99 which will be converted into 62,194 units of securities (“Exchange Units”) of Cool Holdings, Inc., the Company’s parent (“Parent”) at an exchange rate per Exchange Unit of $3.53.  Each Exchange Unit will be comprised of (a) one share of common stock of Parent, par value $0.001 (the “Exchange Common Shares”), and (b) a warrant, in the form attached hereto as Exhibit A, which would permit the holder to purchase up to 100% of the number of Exchange Common Shares, at an exercise price of $3.41 per share beginning after a six-month waiting period (the “Exchange Warrants”);

(c)

No factional Exchange Units will be issued.  Instead, the number of Exchange Units to be issued to Mr. Carrasco will be the number of Exchange Units as would otherwise be issued pursuant to the Exchange rounded down to the next lowest whole number. The issuance of the Exchange Units will be made without registration of the offering and exchange of the Exchange Units under the Securities Act;

(d)

Parent will instruct its transfer agent, Computershare Trust Company, N.A., to electronically issue the Exchange Common Shares, in book-entry form, to the Holder and to issue the shares with the 1933 Act Legend; and

(e)	Parent will issue and deliver the Exchange Warrants.

Employee specifically acknowledges and agrees that the Company has made no representations to him regarding the tax consequences of any amounts received by Employee or for Employee’s benefit pursuant to this Agreement.  Employee agrees to pay all taxes and/or tax assessments due to be paid by Employee, and to indemnify the Company for any claims, costs and/or penalties caused by Employee’s failure to pay such taxes and/or tax assessments.

2.

Employee agrees to release the Company, its Board of Directors, officers, employees, agents and assigns, from any and all claims under any federal, state or local statute or regulation for non-payment of wages or other compensation, including, but not limited to, expense reimbursements, bonuses, stock grants or stock options, arising from or relating to Employee’s employment with the Company through the Effective Date of this Agreement.  This release specifically excludes claims, charges, complaints, causes of action or demand that post‑date the Effective Date of this Agreement.

3.

Employee warrants that no promise or inducement has been offered for this Agreement other than as set forth herein and that this Agreement is executed without reliance upon any other promises or representations, oral or written.  Any modification of this Agreement must be made in writing and be signed by Employee and the Company.  This Agreement supersedes all prior understandings between the Parties and represents the entire Agreement between the Parties with respect to all matters involving the payment of wages or other compensation to Employee by the Company through the Effective Date of this Agreement.

4.

If any provision of this Agreement or compliance by Employee or the Company with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on both Employee and the Company. This Agreement is governed by the laws of the State of Florida.

5.

A court of competent jurisdiction in the State of Florida shall have exclusive jurisdiction of any lawsuit arising from or relating to this Agreement.  Employee consents to such venue and personal jurisdiction.  The prevailing party in any such lawsuit will be entitled to an award of attorney’s fees and reasonable litigation costs.  The Company will assert this Agreement as a defense to any claims the Employee might bring.  Employee agrees that he will indemnify and hold the Company harmless from any breach of this Agreement by him.  Employee further agrees that in the event of any breach of this Agreement by him, he will no longer be entitled to payments or other benefits provided herein, and will return all consideration provided to him by the Company pursuant to this Agreement.

6.

This Agreement may be executed via facsimile or electronic mail and in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument, binding on the parties.

7.

EMPLOYEE ACKNOWLEDGES AND AGREES THAT he HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS AGREEMENT, THAT he HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF his CHOICE, AND THAT he SIGNS THIS AGREEMENT WITH THE INTENT OF RELEASING THE COMPANY AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FROM ANY AND ALL CLAIMS.

ACCEPTED AND AGREED TO:

Cooltech Holding Corp.:

/s/ Mauricio Diaz/s/ Alfredo Carrasco

By:  Mauricio DiazAlfredo Carrasco

Its:  Chief Executive Officer

Dated: September 13, 2018Dated: September 13, 2018

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